Consent of Independent Auditors

The Board of Directors
Prime Bancorp, Inc.

We consent to incorporation by reference in the Registration Statements (Nos. 333-57637 and 33-33307) on Form S-8 of Prime Bancorp, Inc. of our report dated June 1, 1998, relating to the statement of net assets available for plan benefits of Prime Bancorp, Inc. Retirement Savings Plan as of December 31, 1997 and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 1997 Annual Report on Form 11-K of Prime Bancorp, Inc.

/s/ KMPG LLP

Philadelphia, Pennsylvania
June 25, 1999